Exhibit 10.15

IgnitionOne Terms

AdJug Publisher Payment Policy

Please note the following changes to the AdJug invoicing policies & procedures:

•	Publisher's payable revenue will be based off AdJugs's monetized impressions which can be found in the reporting area at www.adjug.com / www.adjug.de.
•	Revenue is calculated on a calendar month basis and it’s preferable that invoices are submitted on a monthly basis with the description clearly stating the payment month.
•	Payment will only be made to those publishers that have generated over £50 /€50 within one month (exclusive of VAT). If your revenue is less than this minimum amount, your revenue will be rolled over to the next month until you hit this threshold.
•	An invoice must be submitted within six (6) months for payment to be made. NB: invoices cannot be backdated.
•	Invoices will only be accepted on or after the 6th of each month at which time reconciliations will be finalized
•	Invoices for revenue earned from UK websites in GBPs will only be accepted in GBPs and :
o	Emailed to: accounts@adjug.com
o	Faxed to: +44 (0)207 428 4421
o	Posted to Accounts Department, AdJug Ltd | Variety Club House | 93 Bayham Street | London | NW1 OAG | United Kingdom.
•	Invoices for revenue earned from DE websites in Euros will only be accepted in Euros and must be made out to AdJug GmbH, Bayerstraße 69, 80335 München
o	Faxed to: +49 (0)89 21 02 998 899 or
o	Posted to: Tobias Horch, AdJug GmbH, Bayerstraße 69, 80335 München.
•	Payment will be made by cheque within the 1st week of each month but no earlier than 45 days from date of invoice received.
•	For further details relating to Fees and Payment, please refer to clause 11 of the AdJug T&C’s
•	If you have any queries with regard to the AdJug Publisher Payment Policy, please do not hesitate to contact either Joshua Rohrlach, Publishing Account Manager on +44 (0) 207 4284 436 or joshua.rohrlach@adjug.com or Tobias Horch , Publishing Manager on +49 89 210 2998 890 or tobias.horch@adjug.de